UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2025

_______________________________

FREIGHTCAR AMERICA, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	000-51237	25-1837219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 S. Wacker Drive, Suite 1500

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

(800) 458-2235

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RAIL	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 12, 2025, FreightCar America, Inc. (the “Company”), FreightCar North America, LLC (“FCNA”) and certain subsidiaries of FCNA (together with FCNA, collectively, the “Borrowers,” and the Company and the Borrowers, collectively, the “Loan Parties”) entered into a Loan and Security Agreement (the “BofA Loan Agreement”) by and among the Loan Parties, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as agent for the Lenders (“Agent”). Pursuant to the BofA Loan Agreement, the Lenders extended an asset backed credit facility, in the maximum aggregate principal amount of up to $35.0 million, consisting of revolving loans and a sub-facility for letters of credit.

The BofA Loan Agreement has a term ending on February 12, 2030, provided that if the aggregate outstanding principal amount of the Term Loan Obligations (as defined in the BofA Loan Agreement) and all related obligations have not been repaid in full on or prior to October 1, 2028, or refinanced with a new maturity date no earlier than May 13, 2030, the term of the BofA Loan Agreement will end on October 2, 2028. Revolving loans outstanding thereunder will bear interest at the Term SOFR (as defined in the BofA Loan Agreement) rate plus an applicable margin ranging from 1.50% to 2.00% per annum or the Base Rate (as defined in the BofA Loan Agreement) plus an applicable margin ranging from 0.50% to 1.00% per annum, as selected by the Borrowers. The applicable margin will be determined based upon average daily Availability (as defined in the BofA Loan Agreement).

The BofA Loan Agreement provides for a revolving credit facility with maximum availability of $35.0 million, subject to borrowing base requirements set forth in the BofA Loan Agreement, which generally limit availability under the revolving credit facility to (a) 90% of the value of investment grade eligible accounts, plus (b) 85% of the value of non-investment grade eligible accounts, plus (c) the lesser of (i) 70% of the lower of cost or market value of eligible parts inventory and (ii) 85% of the net orderly liquidation value of eligible parts inventory, plus (d) the lesser of (i) 70% of the lower of cost or market value of eligible railcar inventory and (ii) 85% of the net orderly liquidation value of eligible railcar inventory, plus (e) the lesser of (i) $500,000 and (ii) the lesser of (I) 70% of the lower of cost or market value of eligible in-transit parts inventory and (II) 85% of the net orderly liquidation value of eligible in-transit parts inventory, and as reduced by reserves established by Agent from time to time in accordance with the BofA Loan Agreement.

The BofA Loan Agreement contains both affirmative and negative covenants, including, without limitation, limitations on indebtedness, liens and investments. The BofA Loan Agreement also provides for customary events of default.

Pursuant to the terms and conditions set forth in the BofA Loan Agreement, each of the Loan Parties granted to Agent a continuing lien upon all of such Loan Party’s assets to secure the obligations of the Loan Parties under the BofA Loan Agreement. On February 12, 2025, the Loan Parties also entered into a Pledge Agreement with Agent (the “Pledge Agreement”), pursuant to which the Loan Parties agreed to pledge all of the equity interests in their direct and indirect material subsidiaries, subject to certain limitations as set forth in the Pledge Agreement.

The foregoing descriptions of the BofA Loan Agreement and the Pledge Agreement are qualified in their entirety by reference to the BofA Loan Agreement and the Pledge Agreement filed as Exhibits 10.1 and 10.2, respectively, hereto which are hereby incorporated by reference herein.

On February 18, 2025, the Company issued a press release announcing the entry into the BofA Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 *

Loan and Security Agreement, dated as of February 12, 2025, by and among FreightCar America, Inc., FreightCar North America, LLC, certain subsidiaries of FreightCar North America, LLC, the lenders from time to time party thereto and Bank of America, N.A., as agent for the lenders.

Exhibit 10.2 *

Pledge Agreement, dated as of February 12, 2025, by and among FreightCar America, Inc., FreightCar North America, LLC, certain subsidiaries of FreightCar North America, LLC and Bank of America, N.A., as agent.

Exhibit 99.1	Press release dated February 18, 2025, issued by FreightCar America, Inc.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREIGHTCAR AMERICA, INC.

Date: February 18, 2025	By:	/s/ Michael A. Riordan
Michael A. Riordan
Vice President, Finance, Chief Financial Officer and Treasurer